Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292475

AMENDMENT NO. 1 dated April 23, 2026
to PROSPECTUS SUPPLEMENT dated December 31, 2025
(To Prospectus dated December 29, 2025)

Up to $50,000,000
Common Shares

This prospectus supplement amends and supplements the information in our prospectus dated December 29, 2025 (the "Base Prospectus"), as supplemented by our prospectus supplement dated December 31, 2025 (the "Initial Prospectus Supplement" and together with the Base Prospectus, the "Prospectus"), filed pursuant to our registration statement on Form S-3 (File No. 333-292475) (the "Registration Statement"), covering the offering, issuance and sale by us of our common shares, no par value (the "common shares"),  that may be issued and sold under the equity distribution agreement entered into with Maxim Group LLC ("Maxim") and Yorkville Securities, LLC ("Yorkville") (each of Maxim and Yorkville individually an "Agent" and together, the "Agents"), dated December 29, 2025, as amended by amendment no. 1 to the equity distribution agreement dated April 23, 2026 (as amended, the "Sales Agreement"). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

 We are filing this prospectus supplement to amend the Prospectus to update the amount aggregate offering price of the common shares that we are offering for sale. In accordance with the terms of the Sales Agreement, as it has been amended, we may offer and sell our common shares having an aggregate offering price of up to $50,000,000 from time to time through the Agents acting as sales agents and/or principals.

Our common shares and public warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on the Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW", respectively. On April 22, 2026, the closing price of our common shares as reported by Nasdaq was $0.339 per share and the closing price of our Public Warrants as reported by Nasdaq was $0.2901 per Public Warrant.

Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page S-12 of the Initial Prospectus Supplement and under similar headings in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Maxim Group LLC	Yorkville Securities

The date of this prospectus supplement is April 23, 2026.